[ARTHUR ANDERSEN LLP Letterhead]

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

May 15, 2002

Dear Sir/Madam:

We have read Item 4 included in the Form 8-K dated May 15, 2002 of Port Financial Corp. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/   ARTHUR ANDERSEN LLP

ARTHUR ANDERSEN LLP

Cc:
Charles Jeffrey, Chief Financial Officer
Port Financial Corp.